CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 8, 2017, relating to the financial statements and financial highlights, which appear in the T. Rowe Price Government Money Portfolio (formerly known as T. Rowe Price Prime Reserve Portfolio) and T. Rowe Price Limited-Term Bond Portfolio (comprising T. Rowe Price Fixed Income Series, Inc.) Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2017